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                                                                   EXHIBIT 10.52

                                   October 14, 1999



Kenneth J. Meister
INSpire Insurance Solutions, Inc.
300 Burnett Street Fort
Worth, TX 76102

Dear Ken:

     This is to confirm our discussions regarding our agreement to waive certain notice provisions under your employment agreement dated January 11, 1999 with INSpire Insurance Solutions, Inc. (the "COMPANY") Section 8(c) of your employment agreement provides that you may terminate the employment agreement upon one (l) year written notice. Section 8(d) of the employment agreement provides that the Company may terminate the employment agreement upon 180 days notice. In view of the Company's decision to pursue strategic alternatives and the inherent uncertainty regarding what, if any, alternatives may be pursued, we have agreed that it would be appropriate to waive the notice requirements under the employment agreement as described below.

     Accordingly, we agree as follows:

     A. You agree that no notice of termination of employment may be given by you prior to January 1, 2000. After January 1, 2000, you may elect to terminate the employment agreement upon 60 days prior written notice to the Company; provided, however, that the effective date for termination of employment shall not be earlier than March 31, 2000. You agree to continue to perform the duties contemplated by your employment agreement through at least March 31, 2000 and in connection therewith you acknowledge that you will continue to serve as Chief Financial Officer of the Company with responsibility for the preparation, execution and filing of the Company's Annual Report or Form 10K for the year ending December 31, 1999.

     B. Subject to your compliance with Section A above, in the event that you elect to terminate the employment agreement by giving notice after January 1, 2000, (i) you will be entitled to the compensation upon termination as specified in Sections 9(a) and 9(d) of your employment agreement, and (ii) you may elect to receive a lump sum payment equal to the present value of the amount of compensation upon termination payable to you discounted by the then current Treasury Bill rate for the remaining period of time during which such compensation is payable pursuant to Section 9(d) of your employment agreement.

     C. After January 1, 2000, the Company may elect to terminate your employment agreement at any time upon 60 days written notice to you.

     D. In the event of termination of your employment agreement by you or by the Company, you agree to resign as of the date of such termination any position you hold as an officer of the Company.

     Except as specifically described above, this letter shall not be deemed to be a waiver or modification of any other provision of your employment agreement.

INSpire Insurance Solutions, Inc.

By: /s/ F. GEORGE DUNHAM, III
   ------------------------------------------
   F. George Dunham, III, Chairman and CEO

Acknowledged and Agreed:


/s/  KENNETH J. MEISTER
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Kenneth J. Meister